UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2020

INTEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California	95054-1549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 765-8080

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	INTC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director.

On January 15, 2020, the Board of Directors (“Board”) of Intel Corporation (“Intel”) elected Ms. Alyssa Henry to the Board, effective immediately. The Board determined that Ms. Henry qualifies as “independent” in accordance with the published listing requirements of Nasdaq. Ms. Henry has not been appointed to any Board committees at this time.

Ms. Henry, 49, has served as Seller Lead for Square, Inc. — a provider of software, hardware and financial services for small businesses and individuals — since 2014. She oversees global engineering, product management, design, sales, marketing, partnerships and support for Square’s seller-facing software and financial services products. Prior to Square, she served in various positions with Amazon.com, Inc. from 2006 to 2014, including as vice president of Amazon Web Services Storage Services, where she led services including Amazon S3, Amazon EBS and Amazon Lambda; and as Amazon’s director of software development for ordering, with responsibility for Amazon’s ordering workflow software and databases. Before Amazon, Ms. Henry spent 12 years at Microsoft Corporation working on databases and data access technologies in a variety of engineering, program management and product unit management roles. Ms. Henry started her career as a developer in the financial services industry. She has served as a member of the board of directors of Unity Technologies, a privately held company, since December 2018.

Ms. Henry will receive the standard compensation amounts payable to non-employee directors of the Board. Pursuant to these arrangements, commencing in January 2020, Ms. Henry will be paid an annual cash retainer of $90,000 (in addition to any committee fees), which will be pro-rated for her first year of service. In addition, in the first quarter of 2020, Ms. Henry will be granted non-employee director time-based restricted stock units (“RSUs”) with a value on the grant date of approximately $91,667, which is pro-rated from the value of the annual award granted to non-employee directors. The award will vest on the earlier of May 16, 2020 and the date of Intel’s 2020 Annual Stockholders’ Meeting, the same schedule as the annual award granted to the non-employee directors in May 2019, subject to Ms. Henry’s continued service on the Board.

Ms. Henry will also enter into Intel’s standard form of directors’ indemnification agreement with Intel, pursuant to which Intel agrees to indemnify its directors to the fullest extent permitted by applicable law and subject to certain conditions to advance expenses in connection with proceedings as described in the indemnification agreement.

Item 7.01	Regulation FD Disclosure.

Intel’s press release dated January 21, 2020 announcing the appointment of Dr. Omar Ishrak as Chairman of the Board (see Item 8.01 below) and the election of Ms. Henry to the Board on January 15, 2020 is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 of this Report is furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01	Other Events.

On January 15, 2020, Mr. Andy D. Bryant stepped down as Chairman of the Board, and the Board elected Dr. Omar Ishrak as independent Chairman of the Board, effective immediately. As reported in the Current Report on Form 8-K filed by Intel with the Securities and Exchange Commission on March 25, 2019, Mr. Bryant does not expect to stand for reelection to the Board at Intel’s 2020 Annual Stockholders’ Meeting, and he is stepping down now as Chairman to help facilitate an effective transition of the role to Dr. Ishrak. Mr. Bryant remains a director on the Board and he intends to serve the remainder of his term through the end of the 2020 Annual Stockholders’ Meeting. The Board thanked and congratulated Mr. Bryant for his more than seven years of service as Chairman of the Board.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are provided as part of this report:

Exhibit Number	Description

99.1	Press Release issued by Intel titled “Intel Board of Directors Elects New Chairman and New Director,” dated January 21, 2020.

104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 101.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION
(Registrant)

Date: January 21, 2020	/s/ Susie Giordano
Susie Giordano
Corporate Vice President and Corporate Secretary